UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2011

KEDEM PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-137888	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

885 West Georgia Street, Suite 1500
Vancouver, British Columbia, Canada V6C 3E8
(Address of principal executive offices)

(604) 324-4844
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01  Entry into a Material Definitive Agreement
Item 3.02  Unregistered Sales of Equity Securities

On October 27, 2011, Kedem Pharmaceuticals Inc. (the “Company”) entered into a private transaction with one investor (the “Investor”) pursuant to which the Company issued a secured convertible promissory note to the Investor in the amount of $2,507,042.62 (the “Note”). The Note matures on September 18, 2014, bears interest at a rate of 12% per annum and may be prepaid by the Company in whole or in part. The Company issued the Note to the Investor as a result of the occurrence of an event of default under the $4,200,000 debenture that the Company issued to the Investor on March 19, 2010 (the “Debenture”), and the subsequent forbearance on the part of the Investor to exercise its rights or pursue any remedies available to it under the Debenture, including demanding immediate payment of the outstanding balance in full.

The cancellation of the Debenture and the issuance of the Note were effected pursuant to an exchange agreement between the Company and the Investor and, notwithstanding the cancellation of the Debenture, the Note also continues to be subject to the terms and conditions of the securities purchase agreement and the ancillary agreements related thereto, each dated March 19, 2010, pursuant to which the Debenture was originally issued.

The Note is secured by a security agreement between the Company and the Investor granting the Investor a security interest in all right, title, and interest of the Company in and to all the present and after-acquired property of the Company, as set out in Schedule A to the security agreement.

The Investor has the right to convert the outstanding balance of the Note, in whole or in part, into shares of the Company’s common stock at a price equivalent to 70% of the average of the three lowest closing bid prices for the Company’s common stock during the 20 trading days preceding such conversion. The number and class of securities into which the Note may be converted is also subject to standard adjustment mechanisms, as set out in the Note.

Also on October 27, 2011, the Company entered into a private transaction with the Investor pursuant to which the Investor agreed to forbear from exercising its rights or pursuing any remedies available to it under the $4,338,833 secured convertible promissory note the Company issued to the Investor on June 16, 2011 (the “2011 Note”). This forbearance was occasioned by a separate event of default by the Company under the 2011 Note, and as a result, the 2011 Note was amended such that it now bears interest at a rate of 12% per annum and matures on December 14, 2015, or six months after the original maturity date.

In connection with both the issuance of the Note and the amendment of the 2011 Note, the Company executed consents to entry of Judgment by Confession in favor of the Investor, which the Investor may enter into a court of competent jurisdiction upon the Company’s default of any provision set forth in the documents executed in connection with the Note or the 2011 Note, as applicable.

The Company issued the Note to the Investor in reliance upon the exemption from registration provided by Rule 506 of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s reliance on Rule 506 of Regulation D was based on the fact that the sale of the shares did not involve a “public offering”, as defined in Section 4(2) of the Securities Act, due to the number of investors and the manner of the offering.

The foregoing description of the Note is not intended to be complete and is qualified in its entirety by the complete text of the form of the agreements attached as exhibits to this current report on Form 8-K.

Item 8.01  Other Events

On September 23, 2011, the Company completed a merger with its wholly owned subsidiary, Kedem Pharmaceuticals Inc., and formally assumed the subsidiary’s name by filing Articles of Merger with the Nevada Secretary of State. The subsidiary was incorporated entirely for the purpose of effecting the name change and the merger did not affect the Company’s Articles of Incorporation or corporate structure in any other way.

On September 26, 2011, the Company completed a 1 for 20 reverse split of its common stock and effected a corresponding decrease in its authorized capital by filing of a Certificate of Change with the Nevada Secretary of State. As a result of the reverse split, the Company’s authorized common stock decreased from 1,000,000,000 shares to 50,000,000, and its issued and outstanding common stock decreased from 196,333,192 shares to 9,816,660.

In order for the name change and reverse split to be recognized on the OTC Bulletin Board, the Financial Industry Regulatory Authority (“FINRA”) was required to process the corporate actions.  FINRA has now processed the name change and reverse split, both of which will be effective in the market at the open of business on November 7, 2011. At that time, the Company’s common stock will become eligible for quotation on the OTC Bulletin Board under the name Kedem Pharmaceuticals Inc. and the trading symbol “GHLVD”. On December 6, 2011, the Company’s trading symbol will revert to “GHLV” and on December 20, 2011, it will change permanently to “KDMP”.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description of Exhibit
10.20	Forbearance Agreement with the Investor dated October 27, 2011
10.21	Exchange Agreement with the Investor dated October 27, 2011
10.22	Secured Convertible Promissory Note dated October 27, 2011
10.23	Security Agreement with the Investor dated October 27, 2011
10.24	Judgment by Confession dated October 27, 2011
10.25	Forbearance Agreement with the Investor dated October 27, 2011
10.26	Judgment by Confession dated October 27, 2011
10.27	Security Agreement with the Investor dated October 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2011	KEDEM PHARMACEUTICALS INC.

	By:	/s/ Hassan Salari
Hassan Salari
President, Chief Executive Officer, Secretary, Treasurer, Director

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